STOCK PURCHASE AGREEMENT



         STOCK PURCHASE AGREEMENT (the "Agreement"), dated the 19th day of May, 1999, by and between KIRAN C. PATEL ("Purchaser"), and THE WELLCARE MANAGEMENT GROUP, INC., a New York corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company is the owner of record and beneficial owner of all of the outstanding capital stock of WellCare of New York, Inc., a New York corporation certified to operate a health maintenance organization in certain counties in the State of New York ("WellCare-NY");

         WHEREAS, WellCare-NY is the owner of record and beneficial owner of all of the outstanding capital stock of WellCare of Connecticut, Inc., a Connecticut corporation certified to operate a health maintenance organization in the State of Connecticut ("WellCare-CT");

         WHEREAS, the Company desires to sell to Purchaser, and Purchaser desires to purchase from the Company, for the sum of Five Million Dollars ($5,000,000), shares of a newly authorized series of preferred stock of the Company on the terms and subject to the conditions set forth herein (the "Series A Preferred Stock"), as a result of which purchase Purchaser shall own and shall have the immediate right to vote fifty-five percent (55%) of the outstanding voting stock of the Company and such Series A Preferred Stock shall be convertible into fifty-five percent (55%) of the outstanding shares of Common Stock, $.01 par value per share (the "Common Stock") of the Company (after giving effect to any shares issuable to any other holder of any outstanding series of preferred stock of the Company and after the authorization of the number of additional shares of Common Stock necessary to permit the conversion of the Series A Preferred Stock into Common Stock as provided herein).

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. The following terms, as used herein, have the following meanings:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, plan, occurrence, event, incident, action, failure to act, or transaction of which the Company has Knowledge that could reasonably be expected to form the basis for any specified consequence.

         "Closing" has the meaning set forth in  Section 2(d) below.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means the common stock of the Company, par value $.01 per share.

         "Class A Common Stock" means the Class A common stock of the Company, $.01 per share.

         "Company" means The WellCare Management Group, Inc., a New York business corporation.

         "Company's Disclosure Letter" has the meaning set forth in Section 3(a) below.

         "CHMI" means Comprehensive Health Management, Inc., a Florida corporation.

         "Consents" has the meaning set forth in Section 5(b) below.

         "Controlled Group of Corporations" has the meaning set forth in Code
Section 1563.

         "Debt" means any liability except accounts payable and accrued liabilities arising in the Ordinary Course of Business.

         "Deferred Intercompany Transaction" has the meaning set forth in Treasury Regulation Sections 1.1502-13.

         "Distributed Assets" has the meaning set forth in Section 5(d) below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensa-tion or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-Employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental Laws" means any federal, state or local environmental law, ordinance, rule or regulation, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) as amended, the Hazardous Materials Trans-portation Act (49 U.S.C. Section 1801 et seq.) as amended, the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) as amended, and in the regulations adopted and rules promulgated pursuant thereto.

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, the Medical Waste Tracking Act of 1988, the U. S. Public Vessel Medical Waste Anti-Dumping Act of 1988, the Marine Protection, Research and Sanctuaries Act and Human Services, National Institute for Occupational Safety and Health, Infections Waste Disposal Guidelines, Publication No. 88-119, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases or threatened releases of medical wastes, pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. "Excess Loss Account" has the meaning set forth in Treasury Regulation ss. 1.1502-19.

         "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "Financial Statements" has the meaning set forth in Section 4(f) below.

         "Fund" shall mean The 1818 Fund II, L.P.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Hazardous Materials" means any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related or similar material, asbestos or any material containing asbestos, or petroleum or any other substance or material of a type and in quantities regulated by Environmental Law.

         "HCFA" means the Health Care Financing Administration.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the published rules and regulations thereunder.

         "Knowledge" means actual knowledge of a Person.

         "Liability" means any liability or obligation to pay money (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Management Agreements" means the Management Agreements to be entered into by and among WellCare-NY and WellCare-CT and CHMI and/or its successors and assigns, in the forms attached hereto as Exhibit A.

         "Material Adverse Effect" means any event, change or effect that, individually or when taken together with all other such events, changes or effects, is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, other than effects caused by changes in general economic conditions or conditions generally affecting the types of businesses in which the Company and its Subsidiaries are engaged.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in Section 3(f) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 3(f) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 3(f) below.

         "Multi-Employer Plan" has the meaning set forth in ERISA Section 3(37).

         "Note" shall mean the promissory note by the Company to the Fund in the amount of approximately Fifteen Million Dollars ($15,000,000).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means any individual, partnership, corporation, association, joint stock company, limited liability company, trust, joint venture, unincorporated organization, or governmental entity (or any department, agency or political subdivision thereof).

         "Preferred Stock" means the preferred stock of the Company, $.01 par value per share.

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Purchase Price" has the meaning set forth in Section 2(a) below.

         "Purchaser's Disclosure Letter" has the meaning set forth in Section 4 below.

         "Reportable Event" has the meaning set forth in ERISA Section 4043.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanics', materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Series A Preferred Stock" means the series of preferred stock of the Company being issued for sale to Purchaser under this Agreement, which preferred stock shall be issued pursuant to the terms set forth on Exhibit B attached hereto, which shall include but not be limited to the following: (i) automatic conversion into shares of Common Stock equal to Fifty-Five percent (55%) of the outstanding Common Stock of the Company upon the authorization of the increase of the capital stock of the Company to Seventy-Five Million Shares (75,000,000);
(ii) no liquidation preference; and (iii) no dividend preference.

         "Shares" means that number of shares of Series A Preferred Stock being sold to Purchaser under this Agreement.

         "Statutory Net Worth" is defined by the New York statutes, rules and regulations with respect to certified health maintenance organizations.

         "Subsidiaries" shall have the meaning set forth in Rule 405 of the Securities Act and shall include, with respect to the Company, without limitation, WellCare Administration, Inc., WellCare-CT, WellCare-NY, WellCare Development, Inc., WellCare Medical Management, Inc., WellCare Management Corporation, and WellCare Foundation, Inc. (which is in the process of being dissolved pursuant to Article 10 of the New York Not-for-Profit Corporation
Law).

         "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto and any amendment thereof.

         2.       Purchase and Sale of Shares.

                  (a) Purchase and Sale. On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Company, and the Company agrees to sell to Purchaser, the Shares. As set forth on Exhibit B attached hereto regarding the terms of the Series A Preferred Stock, the Shares shall have immediate voting rights equal to fifty-five percent (55%) of the outstanding shares of Common Stock (after giving effect to the conditions set forth in Sections 6(a)(vii), 6(a)(x) and 6(a)(xi) hereof and any conversion rights pursuant thereto) of the Company, and the Shares shall be convertible into fifty-five percent (55%) of the outstanding shares of Common Stock at the time of conversion thereof (subject to the Section 2(b) hereof). For purposes of the foregoing calculations only, the number of outstanding shares of Common Stock shall include the Ten Million (10,000,000) shares of nonvoting common stock issuable upon conversion of the Preferred Stock that is to be issued to the Fund in satisfaction of the liabilities of the Company to the Fund under the Note. The Purchaser acknowledges and agrees that as of the date of this Agreement and as of the Closing Date there is not and there shall not be a sufficient number of authorized shares of Common Stock to permit Purchaser to convert the Shares into Common Stock, and that the charter of the Company must be amended after the Closing to authorize such additional shares of Common Stock as shall be necessary to permit Purchaser to convert the Shares into Common Stock.

                  (b) Anti-Dilution of Shares. If the Company should either directly or indirectly distribute, convey, sell or by any other means increase its authorized, issued and outstanding shares, then Purchaser shall receive from the Company those number of shares that would permit Purchaser to maintain his ownership of fifty-five percent (55%) of the outstanding voting stock of the Company. For purposes of this Section 2(b), the term "directly or indirectly" includes, but is not limited to, stock sales, options, warrants, additional public offerings, employee stock ownership options or plans, payment of shares to creditors, bonuses of stock, or any other scheme or device to issue shares of the Company. The terms of this Section 2(b) shall be applicable until Seventy-Five Million (75,000,000) shares of capital stock of the Company being authorized, issued or outstanding. Notwithstanding the foregoing sentence or anything to the contrary set forth in this Agreement, after having given effect to all of the transactions contemplated by this Agreement (including the issuance of capital stock of the Company to the Purchaser and the Fund, the conversion of any such stock and of the Class A Common Stock into Common Stock or other capital stock of the Company, as applicable, and the post-Closing authorization of the additional shares of Common Stock and other capital stock necessary therefor, but excluding any issuance of capital stock of the Company in connection with and in satisfaction of (i) outstanding claims payable by the Company to any of its providers, (ii) any claims by any of the Company's creditors, and (iii) any fee owed to Bear, Stearns & Co., Inc. by the Company), if and to the extent the Company issues any shares of capital stock up to Seventy-Five Million (75,000,000) shares and any such additional shares of capital stock of the Company are issued for consideration less than or equal to Fifty Cents ($0.50) per share (a "Below Value Issue"), Purchaser shall not be issued such additional shares as are necessary to maintain his ownership of fifty-five percent (55%) of the outstanding voting stock of the Company but instead shall be issued such additional shares as will result in his ownership being diluted by fifty percent (50%) of the shares issued in such Below Value Issue.

                  (c) Payment of Purchase Price. At the Closing, Purchaser shall deliver to the Company the sum of Five Million Dollars ($5,000,000.00) in certified or other immediately available funds as payment for the Shares.

                  (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Epstein Becker & Green, P.C., 250 Park Avenue, New York, New York 10177, commencing at 9:00 a.m. local time on or before June 1, 1999, or such other date as Purchaser and the Company may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than June 1, 1999.

                  (e) Deliveries at the Closing. At the Closing, (i) Purchaser will deliver to the Company the various consideration, certificates, instruments and documents referred to in Section 7(a) below, and (ii) the Company will deliver to Purchaser the various consideration, certificates, instruments, and documents referred to in Section 7(b) below.

         3. Representations and Warranties of the Company. The Company represents and warrants to Purchaser that the statements contained in this
Section 3 are correct and complete as of the date of this Agreement with respect to the Company, except as set forth in documents filed by the Company with the SEC on or prior to the Closing Date hereof or the Company's Disclosure Letter executed and delivered by the Company at or prior to the Closing (the "Company's Disclosure Letter"). The Company's Disclosure Letter has been arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

                  (a) Organization, Qualification, and Corporate Power. The Company is a business corporation duly organized, validly existing, and in good standing under the laws of the State of New York. Each of its Subsidiaries are corporations duly organized, validly existing and in good standing in their respective states of incorporation. The Company and each of its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect. The Company owns one hundred percent (100%) of all the outstanding capital stock of each of its Subsidiaries. There are no stock options, voting agreements, warrants, shareholder agreements or other obligations with respect to its Subsidiaries and its Subsidiaries' capital stock. Other than its Subsidiaries, the Company does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity. The Company and each of its Subsidiaries have full corporate power and authority and all licenses, approvals, permits, and authorizations necessary to carry on the business in which each of them is engaged and to own and use their respective properties. The Company's Disclosure Letter lists each of the Company's Subsidiaries, along with the directors and officers of the Company and each of its Subsidiaries. The Company has delivered to Purchaser correct and complete copies of the charter and bylaws of the Company and each of its Subsidiaries (as amended to date). The minute books of the Company and each of its Subsidiaries (which contain the records of meetings of the stockholders, the board of directors, and any committees of the board of directors of the Company and the minute books of each of its Subsidiaries) are correct and complete. The Company and its Subsidiaries are not in violation of any provision of their respective charters or bylaws.

                  (b) Capitalization. The authorized capital stock of the Company consists of 1,041,233 shares of Class A Common Stock, 20,000,000 shares of Common Stock, and 1,000,000 shares of Preferred Stock, of which, as of May 6, 1999, 926,243 shares of Class A Common Stock, 6,673,149 shares of Common Stock, and, subject to Section 6(a)(vii) hereof, no shares of Preferred Stock are outstanding, and 14,266 shares of Common Stock are held as treasury stock. The Series A Preferred Stock has not been authorized as of the date hereof. In addition, Paragraph 3(b) of Company's Disclosure Letter describes all outstanding options, warrants, voting trust or agreements, and any other items which are or maybe applicable to any of the unissued, issued, or outstanding capital stock of the Company or its Subsidiaries. Except as disclosed in Paragraph 3(b) of Company's Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, voting trusts, proxies, options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or the Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company (except that there is not and there shall not be as of the Closing Date a sufficient number of shares of authorized Common Stock to permit Purchaser to convert the Shares into Common Stock) or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any "put" right, agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order for the parties to consummate the transactions contemplated by this Agreement, except for the Consents. To the best of the Company's Knowledge, except for the Consents and the authorization of the Series A Preferred Stock, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

                  (d) Brokers' Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  (e) Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, all of its properties and assets, free and clear of all Security Interests, and has not sold, transferred, exchanged or conveyed any of its properties and assets since the date of the Most Recent Balance Sheet except for properties and assets disposed of in the Ordinary Course of Business.

                  (f) Financial Statements. Attached as collective Paragraph 4(f) to the Company's Disclosure Letter are the following financial statements of the Company (collectively the "Financial Statements"): (i) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1998 (the "Most Recent Fiscal Year End"); and (ii) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of March 31, 1999 (the "Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis and in accordance with the books and records of the Company, present fairly the financial condition of the Company and the results of operations of the Company and its Subsidiaries for such periods and as of such dates, and are correct and complete.

                  (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End and up to the date of this Agreement, there has not been any Material Adverse Effect regarding the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date:

                      (i) the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

                     (ii) the Company has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000.00 (alone or in the aggregate) or outside the Ordinary Course of Business;

                    (iii) no party (including the Company) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000.00 (alone or in the aggregate) to which the Company is a party or by which the Company or its properties are bound;

                     (iv) the Company has not created, suffered or permitted to attach or be imposed any Security Interest upon any of its assets, tangible or intangible;

                      (v) the Company has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000.00 (alone or in the aggregate) or outside the Ordinary Course of Business;

                     (vi) the Company has not made any capital investment in, loan to, or acquisition of the securities or assets of any other Person (or series of related capital investments, loans and acquisitions) involving more than $50,000.00 (alone or in the aggregate) or outside the Ordinary Course of Business;

                    (vii) the Company has not issued any note, bond or other debt instrument or security, or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                   (viii) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                     (ix) the Company has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $50,000.00 (alone or in the aggregate) or outside the Ordinary Course of Business;

                      (x) the Company has not granted any license or sub-license of any rights under or with respect to any Intellectual Property;

                     (xi) unless approved in writing by Purchaser, there has been no change made or authorized in the charter or bylaws of the Company;

                    (xii) except as set forth in this Agreement, unless approved in writing by Purchaser, the Company has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                   (xiii) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

                    (xiv) the Company has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property;

                     (xv) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the Ordinary Course of Business;

                    (xvi) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business;

                   (xvii) with respect to any of its directors, officers and employees, the Company has not: (1) granted any increase in the base compensation; (2) adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit thereof (or taken any such action with respect to any other Employee Benefit Plan); or (3) made any other change in employment terms;

                  (xviii) the Company has not made or pledged to make any charitable or other capital contribution; and

                    (xix) the Company has not committed to any of the foregoing.

                  (h) Undisclosed Liabilities. The Company has no Liability, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); (ii) Liabilities which have arisen in the Ordinary Course of Business after the Most Recent Fiscal Month End and (iii) Liabilities described in Paragraph 3(h) of the Company's Disclosure Letter (and, with respect to each Liability described in items (i)-(iii) immediately above, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, malpractice or infringement, or violation of law, except for any violation of law of which Purchaser has Knowledge based on information provided to Purchaser by the Company).

                  (i) Legal Compliance. The Company and its Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments and all agencies thereof (including but not limited to the New York and Connecticut Departments of Insurance and Health, and HCFA), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply.

                  (j) Tax Matters.

                      (i) The Company has filed all Tax Returns that it has been required to file. All such Tax Returns are correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid or accrued in the Financial Statements. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests with respect to any of the assets of the Company that have arisen in connection with any failure (or alleged failure) to pay any Tax.

                     (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                    (iii) There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which the Company has Knowledge. Paragraph 3(j) of the Company's Disclosure Letter lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Purchaser correct and complete copies of all examination reports in respect of the audit of any Tax Return and statements of deficiencies assessed against or agreed to by the Company since December 31, 1992.

                     (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                      (v)  The Company has not filed a consent under Code
                           Section 341(f) concerning collapsible corporations. The Company has not made any payment, is not obligated to make any payment, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any Person (other than of the Company under Treasury Regulation Sections 1.1502-6 or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                     (vi) Paragraph 3(j) of the Company's Disclosure Letter sets forth the following information with respect to the Company as of the most recent practicable date:

                           (A) the basis of the Company in its assets; and

                           (B) the amount of any net operating loss, net capital
                               loss, unused investment or other credit, unused foreign tax, or excess charitable contribution.

                    (vii) The Company has no Knowledge of any Basis for any authority to assess any additional Taxes for any period for which Tax Returns have been filed by the Company.

                  (k) Real Property. The Company shall not own any real property at the time of the Closing, and has not executed and delivered or otherwise entered into any contract to purchase any real property. Paragraph 3(k) of the Company's Disclosure Letter lists and describes briefly all real property leased or subleased to the Company. The Company has delivered to Purchaser correct and complete copies of the mortgages, promissory notes, evidences of indebtedness, leases and subleases listed in Paragraph 3(k) of the Company's Disclosure Letter (as such have been amended to date). Prior to the Closing, the Company shall have satisfied all indebtedness due with respect to any and all real property and/or have transferred all real property back to the respective lenders by way of deed-in-lieu or such other device and the Company shall have obtained full releases of debt with respect thereto. With respect to each lease and sublease listed in Paragraph 3(k) of the Company's Disclosure Letter, except as otherwise set forth in such Paragraph of the Company's Disclosure Letter:

                      (i) to the best of the Company's Knowledge, the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                     (ii) to the best of the Company's Knowledge, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                    (iii) the Company, and, to the best of Company's Knowledge, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                     (iv) the Company, and, to the best of Company's Knowledge, no party to the lease or sublease has repudiated any provision thereof;

                      (v) to the best of Company's Knowledge, there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                     (vi) with respect to each sublease, the representations and warranties set forth in subsections (i)-(v) above are true and correct with respect to the underlying lease;

                    (vii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                   (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses, permits and certificates of need) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regula-tions; and

                     (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

                  (l) Tangible Personal Property. The Company owns or leases all machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted. The Company has received with respect to all such machinery and equipment all approvals of governmental authorities (including licenses, permits and certificates of need) required in connection with the operation thereof, and the same have been operated and maintained in accordance with applicable laws, rules, and regulations.

                  (m) Intentionally Omitted.

                  (n) Contracts. Paragraph 3(n) of the Company's Disclosure Letter lists the following contracts and other agreements to which the Company is a party:

                      (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000.00 per annum;

                     (ii) any agreement (or group of related agreements) for the purchase or sale of inventory, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Company, or involve consideration in excess of $50,000.00 (alone or in the aggregate);

                    (iii) any agreement concerning a partnership or joint venture in which the Company or any of its Subsidiaries is a partner or joint venturer;

                     (iv) any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000.00 (alone or in the aggregate), or under which the Company has imposed a Security Interest on any of its assets, tangible or intangible;

                      (v) any agreement concerning confidentiality or non-competition;

                     (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company's current or former directors, officers and employees;

                    (vii)  any collective bargaining agreement;

                   (viii) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000.00 (alone or in the aggregate) or providing severance benefits;

                     (ix) any agreement under which the Company has advanced or loaned any amount to any of its directors, officers and employees outside the Ordinary Course of Business;

                      (x) any agreement the default or termination of which could have Material Adverse Effect on the Company; or

                     (xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.00 (alone or in the aggregate). The Company has delivered to Purchaser a correct and complete copy of each written agreement listed in Paragraph 3(n) of the Company's Disclosure Letter
                           (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Paragraph 3(n) of the Company's Disclosure Letter. With respect to each such agree-ment, to the best of the Company's Knowledge: (1) the agreement is legal, valid, binding, enforceable and in full force and effect; (2) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (3) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (4) no party has repudiated any provision of the agreement.

                  (o) Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims except contractual adjustments or discount arrangements with third-party reimbursers.

                  (p) Insurance. Paragraph 3(p) of the Company's Disclosure Letter sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, medical malpractice, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

                      (i)  the name, address, and telephone number of the agent;

                     (ii) the name of the insurer, the name of the policy-holder, and the name of each covered insured;

                    (iii)  the policy number and the period of coverage;

                     (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                      (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

                  With respect to each such insurance policy which has not been terminated or expired prior to the date hereof, to the best of the Company's
Knowledge: (A) the policy is in full force and effect; and (B) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy. The Company has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Paragraph 3(p) of the Company's Disclosure Letter describes any self-insurance arrangements affecting the Company.

                  (q) Litigation. Section 3(q) of the Company's Disclosure Letter sets forth each instance in which either the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge; or (ii) is a party, or its threatened to be made a party, to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, except for any such threatened action with respect to the Company's non-compliance with the health maintenance organization laws, rules and regulations of the States of New York and Connecticut or any of the creditors of the Company (including, without limitation, any party to whom the Company may have outstanding claims payable) of which Purchaser has Knowledge based on information provided to the Purchaser by the Company.

                  (r) Employment and Labor Matters.

                      (i) To the best of the Company's Knowledge, there are no collective bargaining agreements or other labor union agreements or under-standings to which the Company or any of its Subsidiaries is a party or by which any of them is bound, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. Except as set forth in Paragraph 3(r) of the Disclosure Letter, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns, lockouts, labor disputes, lawsuits, administrative proceedings or representation questions and no such actions are threatened at present.

                     (ii) The Company and its Subsidiaries have complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, overtime, bonuses, severance pay, benefits, COBRA, WARN, state and local equivalents to the WARN Act, Family and Medical Leave Act, FLSA, state wage/hour laws, Americans with Disabilities Act, Age Discrimination in Employment Act, collective bargaining, and the payment of social security, unemployment compensation and similar taxes, and neither the Company nor its Subsidiaries are liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing;

                    (iii) There are no charges, suits, actions, administrative proceedings or investigations, and/or claims, instituted by or against, pending, threatened against and/or affecting, naming or involving the Company or its Subsidiaries, before any court, governmental agency, department, board of instrumentality, or before any arbitrator concerning or in any way related to the employees of the Company or its subsidiaries, including, without limitation, actions involving unfair labor practices, wrongful discharge and/or any other restriction on the right of the Company or its Subsidiaries to terminate their respective employees, employment discrimination, occupational safety and health, and workers' compensation;

                     (iv) There are no post-employment benefits, including but not limited to retiree medical and retiree accidental death and disability benefits, for current or former employees of Company or its Subsidiaries; and

                      (v) There are no express or implied agreements, policies, practices or procedures, whether written or verbal, pursuant to which any employee or agent or contractor of the Company or its Subsidiaries is not terminable at will without cost to the Company or its Subsidiaries.

                  (s) Employee Benefits.

                      (i) Paragraph 3(s) of the Company's Disclosure Letter lists each Employee Benefit Plan that the Company maintains or to which the Company contributes:

                           (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descrip-tions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code
                                Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contribu-tions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the require-ments of a "qualified plan" under Code Section 401(a) and has received, within the last two (2) years, a favorable determination letter from the Internal Revenue Service.

                           (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multi-Employer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                           (F) The Company has delivered to Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agree-ments which implement each such Employee Benefit Plan.

                     (ii) With respect to each Employee Benefit Plan that the Company maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                           (A) No such Employee Benefit Plan which is in Employee Pension Benefit Plan (other than any Multi-Employer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceed-ing by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multi-Employer Plan) has been instituted or threatened.

                           (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

                           (C) The Company has not incurred, and neither the Company nor the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any reason to expect that the Company will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                    (iii) The Company does not contribute to, has never contributed to, and has not been required to contribute to any Multi-Employer Plan or has any Liability (including withdrawal Liability) under any Multi-Employer Plan.

                     (iv) The Company does not maintain, has never maintained, has never contributed, and has not been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

                  (t) Guaranties. The Company is not a guarantor or is not otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

                  (u) Environment, Health, and Safety.

                      (i) The Company and its Subsidiaries have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company and their respective Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                     (ii) The Company has no Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                    (iii) All properties and equipment used in the historical business of the Company have been free of asbestos, PCB's, methylene chloride, dioxins, dibenzofurans, trichloroethylene, 1,2-trans-dichloroethylene, and Extremely Hazardous Substances.

                     (iv) The Company is not aware of any asbestos-containing materials installed on any real property owned or leased by the Company, nor has the Company received any notice from any governmental authority, landlord or any third party alleging any violation of any Environmental Laws and the Company does not use or store Hazardous Materials on its owned or leased real property, except for reasonable quantities of cleaning and office supplies which are maintained in accordance with laws.

                      (v) Healthcare Compliance. The Company has not perpetrated any Medicare or Medicaid fraud or abuse nor has any government agency claimed that the Company has committed any fraud or abuse within the last five (5) years. The Company is participating in or otherwise authorized to receive reimbursement from or is a party to Medicare, Medicaid and other third-party payor programs. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned and, to the best of the Company's Knowledge, no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third party payor program. The Company is and, after the execution and delivery hereof and of the Management Agreements, will be in full compliance with the requirements of all such third party payor programs applicable thereto.

                  (w) Rates and Reimbursement Policies. The Company has no rate appeal currently pending before any governmental authority or any administrator of any third party payor program.

                  (x) Authorization of Transaction. The Company has all the requisite legal capacity and, except as provided in Section 3(y), has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Assuming the due execution and delivery hereof by the Purchaser, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principles.

                  (y) Stockholder Approval Requirements. Except for the authorization post-Closing of such number of additional shares of Common Stock as shall be necessary to permit Purchaser to convert the Shares into Common Stock, no other action by the stockholders of the Company is required to approve this Agreement and the transactions contemplated hereby.

                  (z) The Company's SEC Filings. No document filed by the Company with the SEC since December 31, 1995 contained a misstatement of a material fact or failed to state a material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made not misleading as of the date such filing was made. The Company has filed all documents required to be filed by it with the SEC since December 31, 1995, except for the Company's Annual Statement on Form 10-K for the year ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 1999 which shall be filed with reasonable promptness by the Company.

         4. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement except as set forth in the disclosure letter executed and delivered by Purchaser at or prior to the Closing (the "Purchaser's Disclosure Letter"). Purchaser's Disclosure Letter shall be satisfactory to the Company and its counsel and will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                  (a) Existence and Power.

                      (i) CHMI is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

                     (ii) CHMI has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; and

                    (iii) Purchaser and CHMI are in compliance with all requirements of applicable law.

                  (b) Authorization; No Contravention. The execution, delivery and performance by Purchaser of this Agreement and by CHMI of the Management
Agreements:

                      (i) are within Purchaser's and CHMI power and authority and has been duly authorized by all necessary action;

                     (ii) will not violate, conflict with or result in any breach or contravention of any contractual obligation of Purchaser or CHMI, or any order or decree directly relating to Purchaser or CHMI.

                  (c) Binding Effect. This Agreement has been duly executed and delivered by Purchaser, and this Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms.

                  (d) Purchase for Own Account. The Shares (including, for purposes of this Section 4(d), the shares of Common Stock into which the Shares may be converted) to be acquired by Purchaser pursuant to this Agreement are being acquired by Purchaser for his own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America or any state, without prejudice, however, to the rights of Purchaser at all times to sell or otherwise dispose of all or any part of such securities under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of Purchaser's property being at all times within its control. If Purchaser should in the future decide to dispose of any of such securities, Purchaser understands and agrees that he may do so only in compliance with the Securities Act, the Securities Exchange Act, and applicable state securities laws, as then in effect, and that stop-transfer instructions to that effect, where applicable, will be in effect with respect to such securities. If Purchaser should decide to dispose of any of such securities, Purchaser will have the obligation in connection with such disposition, at Purchaser's expense, of delivering an opinion of counsel of recognized standing in securities law, in connection with such disposition to the effect that the proposed disposition of such securities would not be in violation of the Securities Act or any applicable state securities laws and, assuming such opinion is required and is otherwise appropriate in form and substance under the circumstances, the Company will accept, and will recommend to any applicable transfer agent or trustee for any of such securities that it accept, such opinion. Purchaser agrees to the imprinting, so long as required by law, of a legend on all of such securities to the following effect: "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

                  (e) Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees, or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Purchaser or any action taken by Purchaser.

         5. Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                  (a) General. Each of the parties will use his or its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 6 below).

                  (b) Notices and Consents. The Company will give all notices to third parties, and will use its best efforts to obtain all third-party consents and authorizations, that may be required by law or the terms of any contract to which the Company may be subject. Each of the parties will (and the Company will cause its Subsidiaries to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required to consummate the transaction contemplated by this Agreement, including, without limitation, those required under : (i) the New York Business Corporation Act; (ii) the Securities Exchange Act, including the filing of a Schedule 14D-9 by the Company and the filing of a
Schedule 13-D by Purchaser; (iii) the Health Maintenance Organization Acts of the States of New York and Connecticut and the published rules and regulations thereunder; (iv) Section 1876 of the Social Security Act, as amended, and the published rules and regulations thereunder; (v) the Federal Employee Health Benefits Program (5 U.S.C. Section 8901 et seq.) as amended; and (vi) the HSR Act (items (i)-(vi) above being collectively referred to herein as the "Consents").

                  (c) Operation of Business. The Company will not engage or permit any officer, director or employee of the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company will not: (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock; or (ii) otherwise engage in any practice, take any action, or enter into any transaction that would violate any of the Company's representations and warranties set forth in Section 3(g) above.

                  (d) Preservation of Business; Distribution of Assets. Unless Purchaser agrees in writing and except as provided in this Agreement, the Company will keep its properties substantially intact, including its present physical facilities, working conditions, and relationships with lessors, licensors, suppliers, patients and employees. The Company will, or will cause its Subsidiaries, to sell, transfer, assign, convey, return, terminate (or permit termination of), permit foreclosure upon, or otherwise distribute or dispose of the following assets (the "Distributed Assets"), so that such Distributed Assets are not assets or liabilities of the Company as of the Closing, except as agreed by Purchaser at or prior to the Closing and as set forth on Schedule 5(d) attached hereto:

                      (i)  all real property;

                     (ii)  all leases with respect to real property;

                    (iii)  all tangible property leases; and

                     (iv)  automobiles, aircraft and other vehicles.

                  (e) Full Access. The Company will permit representatives of Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company. In that regard, the Company will cause the Company to permit the independent accountants for Purchaser to conduct such audits of the financial statements of the Company as Purchaser shall elect or be required to obtain, and shall cause the accounting personnel of the Company to assist such accountants in the preparation for and conduct of such audit.

                  (f) Notice of Developments. The Company will give prompt written notice to Purchaser of any material adverse development of which it learns that would constitute or otherwise cause a breach of any of the representations and warranties set forth in Section 3 above. Purchaser will give prompt written notice to the Company of any material adverse development of which he learns that would constitute or otherwise cause a breach of any of the representations and warranties set forth in Section 4 above. No disclosure by any party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Company's Disclosure Letter or the Purchaser's Disclosure Letter (as applicable), or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  (g) Exclusivity. Except as expressly permitted by the following provisions of this Section 5(g), the Company shall not, and the Company shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Company to, solicit, initiate, encourage, endorse, or enter into any agreement with respect to, or take any other action to knowingly facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below). Notwithstanding the foregoing, nothing contained in this Letter shall prevent the Board of Directors of the Company from (i) furnishing information to, entering into discussions or negotiations with, or consummating the sale of assets of WellCare-NY relating to its commercial HMO products, (ii) furnishing information or entering into discussions or negotiations with or consummating any Acquisition Proposal with any person or entity if and only to the extent (A) the Board of Directors of the Company shall have determined in good faith that such action is required in the exercise of its fiduciary duties, based upon the advice of counsel, or (B) directed to so act by New York of Connecticut HMO regulatory authorities, (iii) complying with Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act, or (iv) making any disclosures to the Company's shareholders if the Board of Directors of the Company shall have determined, after consultation with outside counsel, that failure to make such disclosures would be inconsistent with applicable law. As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer, or proposal, other than a proposal by Purchaser or its Affiliates, or offer to acquire in any manner an equity interest in the Company or its subsidiaries or the assets of the Company or its subsidiaries.

                  (h) Authorization of Series A Preferred Stock. The Company shall authorize the Series A Preferred Stock in accordance with the terms set forth on Exhibit B attached hereto.

                  (i) SEC Filings. The Company shall file with the SEC and any appropriate state securities regulatory authority with reasonable promptness all required disclosures, documents and necessary filings. The cost and expenses associated with any such filings shall be the responsibility of the Company.

         6.       Conditions Precedent to Obligation of the Parties to Close.

                  (a) Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions, any of which may be waived by Purchaser if it executes a writing so stating at or prior to Closing:

                      (i)  the representations and warranties set forth in
Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                     (ii) the Company shall have performed and complied with all of his covenants hereunder in all material respects through Closing;

                    (iii)  all Consents shall have been obtained;

                     (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would
(A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Purchaser to own the Shares and to control the Company, or (D) affect adversely the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

                      (v) Purchaser shall have received the resignations, effective as of Closing, of each director and officer of the Company and the Subsidiaries other than those whom Purchaser shall have specified in writing prior to Closing;

                     (vi) WellCare-NY and WellCare-CT shall have executed and delivered to CHMI the Management Agreements;

                    (vii) the Fund shall have converted the Note into One Million (1,000,000) shares of Preferred Stock (which shares of Preferred Stock shall be convertible into Ten Million (10,000,000) shares of non-voting common stock of the Company, if and when such additional shares of common stock as are necessary to permit such conversion have been authorized by the shareholders of the Company) and the Company shall have entered into a shareholders' agreement with the Fund pursuant to which the Fund and its Affiliates shall agree not to sell any of such shares of Preferred Stock (or any of the shares of Common Stock into which such Preferred Stock may be converted) for six (6) months after the Closing Date;

                   (viii) the Company shall have entered into settlement agree-ments with each of the twenty largest gross dollar volume hospitals to whom the Company had outstanding claims payable as of April 30, 1999 (the "Settlement Agreements"), which Settlement Agreements shall be in substantially the form attached as Exhibit C hereto;

                     (ix) Premier Bank shall have cancelled its mortgage(s) on certain of the real property of the Company and/or its Subsidiaries, taking a deed-in-lieu of foreclosure, and Key Bank shall have terminated or cancelled its mortgage(s) on certain of the real property of, and certain of its personal property leases with, the Company and/or its Subsidiaries;

                      (x) the Company shall have settled the shareholders class action litigation pursuant to a Stipulation of Settlement in substantially the form attached hereto as Exhibit D;

                     (xi) all of the holders of the Class A Common Stock shall have converted their shares of Class A Common Stock into Common Stock on a 1:1 basis, and no shares of Class A Common Stock shall remain outstanding;

                    (xii) the Company shall have authorized the Series A Preferred Stock, which stock shall provide for the voting and non-dilution rights set forth in Section 2(a) and 2(b);

                   (xiii) the Company shall have entered into stock restriction agreements, with the following shareholders, the form of which shall have been approved in writing by Purchaser and which shall restrict the sale, transfer or assignment of such shareholders' stock of the Company: the Fund (as set forth in Section 6(a)(vii) above), Robert Morey, Ed Ullmann, Mark Dean, and Charles Crew;

                    (xiv) WellCare-NY shall have closed, or shall close on the Closing Date, the transaction between WellCare-NY and Group Health Incorporated
(Sub) ("GHI") pursuant to which WellCare-NY is selling to GHI certain assets relating to WellCare-NY's commercial health maintenance organization business in the State of New York, as set forth in the Asset Purchase Agreement dated
May 18, 1999 by and between WellCare-NY and GHI;

                     (xv) no matter shall have been set forth in the Company's Disclosure Letter that has or will have a Material Adverse Effect and about which Purchaser shall not have had Knowledge as of the date of this Agreement;

                    (xvi) Purchaser shall have received from the Company's legal counsel an opinion in form and substance reasonably acceptable to Purchaser and his counsel; and

                   (xvii) The Company shall have come to an agreement with Bear, Stearns & Co., Inc. ("Bear Stearns") with respect to the payment or other settlement of the fee owed by the Company to Bear Stearns, which agreement shall be acceptable to Purchaser.

                  (b) Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, any of which may be waived by the Company if it executes a writing so stating at or prior to the Closing:

                      (i)  the representations and warranties set forth in
Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                     (ii) Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                    (iii) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would
(A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

                     (iv) WellCare-NY and WellCare-CT shall have executed and delivered to the Company the Management Agreements; and

                      (v) the Company shall have received a fairness opinion from Bear Stearns regarding the sale of the Shares to Purchaser.

         7.       Deliveries at Closing.

                  (a) Documents to be Delivered by Purchaser. At the Closing, Purchaser shall deliver the following instruments and documents to the Company or other appropriate party:

                      (i) Five Million Dollars ($5,000,000) in certified or other immediately available funds;

                     (ii) a Certificate of Good Standing with respect to CHMI from the Secretary of State of the State of Delaware, evidencing the existence and good standing of the Company, dated not more than five (5) days prior to the Closing Date; and

                    (iii)  the Management Agreements duly executed by CHMI.

                  (b) Documents to be Delivered by the Company. At the Closing, the Company shall deliver the following instruments and documents to Purchaser:

                      (i)  stock certificate(s) representing the Shares;

                     (ii) a certificate of existence or good standing from the New York Secretary of State evidencing the existence and good standing of the Company, dated not more than five (5) days prior to the Closing Date, along with certificates of good standing or existence from the Secretary of State of Connecticut or any other states in which the Company is transacting business, and certificates of existence and good standing from the appropriate state authority in each of the Company's Subsidiaries' states of formation;

                    (iii)  the resignations as described in Section 6(a)(v);

                     (iv)  documents evidencing the Consents;

                      (v) a certificate, executed by the Secretary of the Company, to the effect that attached thereto is a copy of the Articles of Incorporation of the Company, including amendments, certified by the New York Secretary of State as of a date not more than five
                           (5) days before the Closing, and bylaws of the Company, all of which are in full force and effect and have not been amended;

                     (vi) the Management Agreements, duly executed by WellCare-CT and WellCare-NY;

                    (vii) the opinion of the Company's counsel (as set forth in Section 6(a)(xvi) above);

                   (viii) the corporate books and records of the Company and each of its Subsidiaries, all of which shall be delivered to Purchaser's counsel;

                     (ix) a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) signed by a President or Vice-President of the Company, certifying that the conditions specified in
                           Section 6(a)(i) have been fulfilled; and

                      (x) a certificate of the Secretary of the Company (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) certifying and setting forth (i) the names, signatures and positions of the officers of the Seller authorized to execute this Agreement and (ii) a copy of the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         8.       Termination.

                  (a) Methods of Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the
Closing: (i) by mutual consent of Purchaser and the Company; (ii) by Purchaser if any material representation or warranty on the part of the Company shall have been untrue when made or if the Company shall have failed to perform any material agreement on its part contained herein at the time to be performed by it; (iii) by the Company if any material representation or warranty on the part of Purchaser shall have been untrue when made or Purchaser shall have failed to perform any material agreement on his part contained herein at the time to be performed by him; or (iv) by Purchaser or the Company by written notice if the Closing has not occurred on or before June 1, 1999, unless a later date is established by the mutual written consent of such parties before or after such date or unless the failure of such consummation by June 1, 1999, shall be due to the failure of the party seeking to terminate this Agreement to perform in all material respects each of its obligations under this Agreement, including the accuracy of the representations and warranties included herein, required to be performed by it on or prior to such date pursuant to the terms hereof.

                  (b) Effect of Termination. After termination of this Agreement as permitted by Section 8(a) above:

                      (i) each party hereto will redeliver all documents, work papers, and other materials of any party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same; and

                     (ii) all information received by any party hereto with respect to any other party or the business of such other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority or which is required to be disclosed by law or by judicial or administrative process) shall not at any time be used for the advantage of, or disclosed to third parties by, such party.

                  Except as provided in this Section 8(b), after termination of this Agreement as permitted by Section 8(a), no party hereto shall have any liability or further obligation to any other party to this Agreement as a result hereof.

         9.       Survival, Indemnification and Expenses.

                  (a) Survival. All representations and warranties made in the Agreement shall survive, and shall not be extinguished by the Closing or any investigation made by or on behalf of any party hereto, for a period of eighteen
(18) months after the Closing Date; provided, however, that any claims made in respect thereof by any party hereto must be in writing and must be received by the other party within said period; and provided, further, that (i) claims with respect to the representations and warranties set forth in Section 3(j) with respect to a particular Tax may be made until the expiration of all applicable statutes of limitation (and any extensions thereof in effect at the Closing
Date) relative to the liability relating to such Tax and (ii) claims based on fraud or willful misrepresentation may in each case be asserted at any time within one (1) year after Purchaser learns of such fraud or willful misrepresentation or breach of such representation and warranty.

                  (b) Indemnification by the Company. Subject to the limits set forth in this Section 9, the Company agrees to indemnify and hold harmless Purchaser, upon its demand, from and against any and all losses, liabilities, damages, obligations, costs and expenses (including, without limitation, amounts paid in settlement and reasonable costs of investigating, preparing to defend and defending any claim, action, suit, proceeding, inquiry or investigations in respect thereof) incurred by Purchaser resulting from, relating to, or arising out of (i) the inaccuracy of any representation or warranty made herein by the Company, or (ii) breach of any covenant contained herein by the Company.

                  If any action, suit, proceeding or claim shall be brought against the Company or Purchaser by any third party, which action, suit, proceeding or claim, if determined adversely to the interest of the Company or Purchaser and which would entitle Purchaser to indemnity pursuant to this
Section 9(b), Purchaser shall promptly notify the Company of the same in writing and, if the Company so elects, the Company shall assume the defense thereof, including the employment of counsel satisfactory to Purchaser and the payment of all reasonable cost and expenses in respect thereof. Purchaser shall have the right to employ counsel separate from any counsel employed by the Company n any action, suit, proceeding or claim and to control (or, if Purchaser has elected to allow the Company to assume the defense thereof, participate in) the defense thereof and the fees and expense of such counsel employed by Purchaser shall be at the expense of the Company. The Company shall not be liable for any settle-ment of any such action, suit, proceeding or claim effected without its written consent (which shall not be unreasonably withheld), but if settled with the written consent of the Company, or if there shall be a final judgment for plaintiff in any such action, subject to the limits set forth in this Section 9, the Company agrees to indemnify and hold harmless Purchaser from and against any loss, liability, obligation, damage, cost or expense by reason of such settle-ment or judgment.

                  (c) Indemnification by Purchaser. Subject to the limits set forth in this Section 9, Purchaser hereby agrees to indemnify and hold harmless the Company upon its demand, from and against any and all losses, liabilities, damages, obligations, costs and expenses (including, without limitation, amounts paid in settlement and reasonable costs and expenses of investigating, preparing to defend and defending any claim, action, suit, proceeding, inquiry or investigations in respect thereof) resulting from, relating to or arising out of
(i) the inaccuracy of any representation or warranty made herein by Purchaser or
(ii) the breach of any covenant by Purchaser contained herein.

                  If any action, proceeding or claim shall be brought or asserted against the Company by any third party, which action, proceeding or claim, if determined adversely to the interest of the Company, would entitle it to indemnity pursuant to this Section 9(c), the Company shall promptly notify Purchaser of the same in writing, and, if Purchaser so elects, Purchaser shall assume the defense thereof, including the employment of counsel satisfactory to the Company and the payment of all reasonable costs and expenses thereof. The Company shall have the right to employ counsel separate from any counsel employed by Purchaser in any such action, suit, proceeding or claim and to control (or, if the Company has elected to allow Purchaser to assume the defense thereof, participate in) the defense thereof and the fees and expenses of such counsel employed by the Company shall be at its expense. Purchaser shall not be liable for any settlement of such action, suit, proceeding or claim effected without its written consent (which shall not be unreasonably withheld), but if settled with its written consent, or if there shall be a final judgment for plaintiff in any such action, subject to the limits set forth in this Section 9(c), Purchaser agrees to indemnify and hold the Company harmless from an against any loss, liability, obligation, damage, cost or expense by reason of such settlement or judgment.

                  (d) Claims for Indemnification. Neither party shall assert any claim against the other for indemnification hereunder with respect to any inaccuracy or breach of such warranties, representations or covenants entered into or given under this Agreement unless and until the amount of such claim or claims with respect thereto, as determined pursuant to this Section 9, shall exceed Fifty Thousand Dollars ($50,000), calculated on a cumulative basis and not a per item basis, and then only in respect to the excess over said Fifty Thousand Dollars ($50,000).

                  (e) Reduction for Insurance, Etc. The gross amount which a party ("Indemnifying Party") is liable to, for, or on behalf of the other party ("Indemnitee") pursuant to this Section 9 (the "Indemnifiable Loss") shall be reduced (including, without limitation, retroactively) through subsequent repayment as described below in this Section 9(e), by an amount equal to (i) any insurance proceeds actually recovered by or on behalf of such Indemnitee (or the Company to the extent such Indemnifiable Loss is suffered by the Company) arising from the Indemnifiable Loss; and (iii) as to Purchaser only, in the event that the Indemnifiable Loss is suffered by the Company directly, rather than Purchaser, the amount in issue multiplied by fifty-five percent (55%), at the time of such Indemnifiable Loss. If an Indemnitee shall have received or shall have had paid on its behalf an indemnity payment in respect of an Indemnifiable Loss and shall subsequently receive directly or indirectly insurance proceeds or tax benefits in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party the amount of such Insurance proceeds and/or tax benefits or, if less, the amount of such indemnity payment.

         10.      Miscellaneous.

                  (a) Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Purchaser and the Company; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other parties prior to making the disclosure).

                  (b) Venue; Legal Fees. Any dispute arising under this Agreement shall be brought in the Federal District Court Middle District Florida, Tampa Division. The parties consent to and agree that venue for any proceeding shall be with said Court. In addition, the prevailing party shall be entitled to receive its costs and reasonable attorneys' fees for all phases of the dispute, which includes, but is not limited to, those costs and attorney fees associated with arbitration, mediation, pre-suit matters, trail of the issues, post suit matters, appeals of any order, deposition and discovery costs, and such similar items.

                  (c) No Third-party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

                  (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Purchaser and the Company; provided, however, that Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (h) Notices. All notices, requests, demands, claims and other communications hereunder shall be made in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

       If to the Company:                      Copy to:

       The WellCare Management Group, Inc.     Epstein Becker & Green, P.C.
       Park West/Hurley Avenue Extension       250 Park Avenue
       Kingston, New York 12401                New York, New York 10177
       Attn.:  President and CEO               Attn.:  Seth I. Truwit, Esquire


       If to Purchaser:                        Copy to:

       Kiran C. Patel                          Sandip I. Patel, Esquire
       6800 N. Dale Mabry, Suite 268           Patel, Moore & O'Connor, P.A.
       Tampa, Florida 33614                    2240 Belleair Road, Suite 160
                                               Clearwater, Florida 33764

                      Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Notwithstanding the foregoing, in the event the delivery of any notice is refused, or returned unopened, having been addressed to the most recent address provided by the intended recipient in accordance with these notice provisions, such notice shall be deemed to have been delivered on the date of the attempted delivery. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

                  (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

                  (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and the Company. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (l) Expenses. Each of the parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (m) Construction. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance.

                  (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.



                  [REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                       PURCHASER:


                                       _________________________________________
                                       KIRAN C. PATEL


                                       THE COMPANY:

                                       THE WELLCARE MANAGEMENT GROUP, INC.


                                       By:______________________________________
                                       Name: ___________________________________
                                       Title: __________________________________

                                INDEX OF EXHIBITS
                                -----------------


Exhibit A         Forms of Management Agreements
Exhibit B         Terms of Series A Preferred Stock
Exhibit C         Form of Settlement Agreement
Exhibit D         Form of Stipulation of Settlement

                               INDEX OF SCHEDULES
                               ------------------


Schedule 5.d.     Assets Excluded from the Distributed Assets